Exhibit 10.3

AGREEMENT

This Agreement is entered into between Dynamic Materials Corporation, a Delaware corporation (the “Company”) and Richard A. Santa (“Executive”), dated January 11, 2013, to be effective as of January 1, 2013 (the “Effective Date”).  Certain capitalized terms used in this Agreement are defined in Section 6 below.

RECITALS

A.                                    Executive has served as an executive officer of the Company for over 16 years and currently serves as the Senior Vice President, Chief Financial Officer and Secretary of the Company.  The Company has retained Executive to continue to perform services that are important to the long-term success of the Company.

B.                                    The Board of Directors of the Company believes that it is in the best interests of the Company and its shareholders to provide Executive with enhanced financial security and sufficient encouragement to remain employed with the Company.

C.                                    Company and Executive are parties to the Employment Agreement dated as of April 23, 2008, as subsequently amended (the “Employment Agreement”).  By its terms, the Employment Agreement expires December 31, 2012 with no opportunity for extension or renewal.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants set forth below, the parties agree as follows:

1.                                      Term of Agreement.  The term of this Agreement shall commence as of the Effective Date and shall terminate automatically on the earlier of (a) December 19, 2016 or (b) the date Executive terminates his employment with the Company (the “Term”).

2.                                      Termination Without Cause.

(a)                                 If the Company terminates Executive’s employment during the Term without Cause Executive will be entitled to certain payments as set forth below (“Severance Pay”), provided Executive first executes a binding termination release agreement in a form specified by the Company.  Severance Pay will be in addition to any accrued but unpaid salary or vacation earned through the date of Executive’s termination.  In addition if the Company terminates Executive’s employment for any reason other than Cause, all restricted stock held by Executive shall immediately vest, subject to the terms and conditions of the Company’s 2006 Stock Incentive Plan.

(b)                                 The amount of Executive’s Severance Pay will be determined as the sum of (a) an amount equal to 18 months of the Executive’s annual base salary (as in effect immediately prior to the termination), plus (b) an amount equal to 150% of the amount of the average bonus (if any) paid to Executive for the three years preceding the termination, if any, less applicable withholdings; provided however, that if Executive’s age on the date of termination is more than 64.5 years, the amount payable under subparagraph (a) above shall be reduced by an amount equal to one month of Executive’s annual base salary for each month of Executive’s age in excess of 64.5 years.

(c)                                  The Severance Pay shall be paid in a lump sum, on a date determined by the Company, provided the release has been executed and is effective and non-revocable, within sixty days following Executive’s separation from service, except as required by Section 5(a) and Section 5(b).

(d)                                 For purposes of this Agreement “Cause” shall include any of the following that detrimentally affect the Company:

(1)                                 a willful and substantial breach by Executive of the terms of any written agreement between Executive and the Company that has a materially adverse effect on the business and affairs of the Company;

(2)                                 the failure by Executive to substantially perform, or the gross negligence in the performance of, his duties for a period of fifteen days, not caused by the Company or events out of the Executive’s control, after the Board of the Company has made a written demand for performance which specifically identities the manner in which he believes that Executive has not substantially performed his duties;

(3)                                 the commission by Executive of a willful act or failure to act of misconduct which is injurious to the Company, including, but not limited to, material violations of any Company policy (such as the Code of Ethics);

(4)                                 a conviction or a plea of guilty or nolo contendere in connection with fraud or any crime that constitutes a felony in the jurisdiction involved; or

(5)                                 an act of failure to act constituting fraud or dishonesty that compromises Executive’s ability to act effectively as a high-level executive of the Company.

3.                                      Termination Upon Death or Disability.

(a)                                 If Executive dies during the Term, this Agreement shall automatically terminate as of the date of his death and the parties shall be relieved from their respective duties and obligations to one another as of the effective date of any such termination.  Executive’s estate or designated beneficiaries shall receive any accrued but unpaid portion of Executive’s salary and the bonus, if any, he would have received in respect of the portion of the fiscal year prior to his termination.  The bonus shall be an amount equal to the average annual bonus (if any) paid to Executive for the three years preceding his death multiplied by the fraction that represents the portion of the year (rounded up to the next full month) he worked prior to his death.  The accrued but unpaid salary and bonus shall be paid in a lump sum on a date determined by the Company within sixty days after Executive’s death.

(b)                                 If Executive is unable to fully and satisfactorily perform any of the essential functions of his position by reason of disability, with or without reasonable accommodation as may be required under law, for a period of at least sixty consecutive calendar days, this Agreement and Executive’s employment may be terminated at the election of the Company, effective upon sixty days’ written notice given at any time after such consecutive sixty day period of continuous disability elapses, provided Executive continues to be suffering from such disability at the time notice of such termination is given by the Company.  In the event of termination under the previous sentence, the parties shall be relieved from their respective duties and obligations to one another from and after the date such termination takes effect.  Executive shall receive any accrued but unpaid portion of Executive’s salary and the bonus, if any, he would have received in respect of the portion of the fiscal year prior to his termination.  The bonus shall be an amount equal to the average annual bonus (if any) paid to Executive for the three years preceding the termination of his employment multiplied by the fraction that represents the portion of the year (rounded up to the next full month) he worked prior to the termination of his employment.  The accrued but unpaid salary and bonus shall be paid on a date determined by the Company in a lump sum within sixty days after Executive’s termination, except as required by Section 5(a).  Should Executive’s disability, if any, be of an intermittent nature, the disability shall nonetheless be considered to be continuing during any period of time that the disability abates for seven or fewer consecutive calendar days, but any such intermittent periods during which the disability has abated for seven or fewer consecutive calendar days shall not be counted for purposes of determining the consecutive sixty day period of “continuous” disability following which the Company may elect to give notice of termination.

For purposes of this Section 3(b), “disability” shall mean that Executive is unable, by reason of physical or mental sickness or illness, injury, or incapacity, to perform any of the essential functions of his regular employment by the Company.  Executive shall be considered to be suffering from a disability if he is determined to be disabled by any disability insurer insuring Executive on the date the condition of disability commenced.  In the event there is no disability determination made by a relevant insurer, Executive shall be considered to be suffering from a disability if, in the opinion of a qualified physician selected by mutual agreement of Executive and the Company, Executive is determined to be unable to perform any of the essential functions of his regular employment by the Company by reason of any physical or mental sickness, injury, or incapacity.  In the event Executive and the Company cannot agree upon the selection of a qualified physician, each party shall appoint a qualified physician of his or its choice and the two physicians so appointed shall mutually select a qualified physician to render the subject opinion as to whether or not Executive is suffering from a disability as defined above.  A “qualified physician” shall mean a person who is licensed to practice medicine and prescribe and administer prescription drugs and/or to perform surgery in the state of Executive’s residence at the time of the commencement of the believed disability (or is so licensed in such other state as the parties shall reasonably agree is a convenient place in which to examine Executive and/or review his medical records) and who is acting within the scope of his/her medical license and qualified by his/her licensure, certification, training or experience to render the subject opinion.

4.                                      Continuation of Group Health Coverage.  In the event of any termination of Executive’s employment in connection with which Executive is entitled by law or is allowed by the Company to continue his coverage under the Company’s health, dental, eye and other medical insurance policies, Executive shall be responsible for paying the full cost of all insurance premiums and charges necessary to keep such coverage in force during any period of time that such coverage is so continued following termination.

5.                                      Section 409A; Deferred Compensation.

(a)                                 Delay in Payment.  Notwithstanding anything in this Agreement to the contrary, if Executive is determined by the Company (or its successor) to be a “specified employee,” and an amount payable under this Agreement is treated as deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), such amount shall not be paid until the date that is the first business day following the six-month period after Executive’s separation from service (or if earlier, Executive’s death).  Such delay in payment shall only be effected to the extent required to avoid adverse tax treatment to Executive under Section 409A.  Any payment not subject to such delay, shall be paid pursuant to the time and form of payment specified above.  Any compensation that would have otherwise been paid during the delay period shall be paid to Executive (or Executive’s beneficiary or estate) in a lump sum payment on the first business day following the expiration of the delay period.

(b)                                 Special Timing Rule for Releases.  If, for purposes of Section 2(c), the sixty day period following separation from service ends in a calendar year after the calendar year in which Executive’s service ends, the payment will be made, subject also to Section 5(a) above, no earlier than the first business day of such later calendar year.

(c)                                  Key Definitions.  For purposes of the Agreement, the term “termination of employment” shall mean “separation from service” as defined in Section 409A.

(d)                                 Interpretation.  The parties intend that all payments payable under this Agreement will not be subject to the additional tax imposed by Section 409A, and the provisions of this Agreement shall be construed and administered consistent with such intent.  To the extent such potential payments could become subject to Section 409A, the Company (or its successor) and Executive agree to work together to modify the Agreement to the minimum extent necessary to reasonably comply with the requirements of Section 409A, provided that the Company (or its successor) shall not be required to pay Executive’s taxes or additional compensation.  The Company makes no representations with respect to the federal, state, or local tax treatment of the payment of amounts pursuant to this Agreement.  Executive acknowledges that the Company has advised him to seek his own counsel with respect to the federal, state, and local tax treatment of the payments of the amounts pursuant to this Agreement, including the treatment of the payments under Section 409A.

6.                                      At-Will Employment.  This Agreement does not modify Executive’s status as an employee-at-will. The parties acknowledge that Executive is an employee-at-will and that Executive’s services may be terminated by the Company at any time with or without Cause.

7.                                      Severability.  The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provisions were omitted.

8.                                      Binding Effect.  This Agreement shall be binding upon the parties, their successors, executors and heirs.

9.                                      Assignability.  This Agreement shall be freely assignable by the Company and shall inure to the benefit of its successors and assigns.  Any rights provided to Executive under the terms of this Agreement shall not be assigned, transferred or alienated, except by will or pursuant to the laws of descent and distribution.

10.                               Entire Agreement.  This Agreement, including the Key Employee Proprietary Information and Inventions Agreement and the Non Competition Agreement, which are incorporated herein and made a part hereof by reference, embody the entire agreement between the parties hereto and supersedes all prior agreements (oral or written), negotiations and discussions between the Company and Executive.

11.                               Amendment.  This Agreement may only be amended by written agreement of the Company and Executive.

12.                               Governing Law and Venue.  The validity of this Agreement and any of its terms and provisions, as well as the rights and duties of the parties hereunder, shall be governed by the laws of the State of Colorado (without regard to its conflicts of law doctrines) and the venue for any action to enforce or to interpret this Agreement shall be in a court of competent jurisdiction located in the State of Colorado and each of the parties consent to the jurisdiction of such court in any such action or proceeding and waives any objection to venue laid therein.

13.                               Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof shall bear the signatures of all the parties indicated as the signatories hereto.

14.                               Notices.  All notices, requests, demands and other communications under the Agreement shall be given in writing and shall be served either personally, by facsimile or delivered by first class mail, registered or certified, return receipt requested, postage prepaid and properly addressed to the parties as noticed herein. Notice shall be deemed received upon the earliest of actual receipt, confirmed facsimile or three days following mailing pursuant to this section.

If to Executive:

Richard A. Santa
6910 Pawnee Way

Niwot, CO  80503

If to the Company:

Dynamic Materials Corporation
Attention: Chief Executive Officer
5405 Spine Road
Boulder, CO 80301
Facsimile:  (303) 604-1897

15.                               Interpretation.  Each party has had the opportunity and has reviewed and revised this Agreement (and has had an opportunity to consult with counsel if desired) and, therefore, the rule of construction requiring that any ambiguity be resolved against the drafting party shall not be employed in the interpretation of this Agreement.  The section headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning and interpretation of this Agreement.

16.                               Attorney’s Fees and Costs.  If either party shall commence any action or proceeding against the other to enforce the provisions hereof, or to recover damages as a result of the alleged breach of any provisions hereof, the prevailing party therein shall be entitled to recover all reasonable costs incurred in connection therewith, including reasonable attorney’s fees.

IN WITNESS WHEREOF, the parties have executed this Agreement on the dates set forth below to be effective as of the Effective Date.

DYNAMIC MATERIALS CORPORATION

By:	/s/Kevin T. Longe
Kevin Longe
Chief Operating Officer

EXECUTIVE

/s/ Richard A. Santa
Richard A. Santa